UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2004

CollaGenex Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-28308	52-1758016
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

41 University Drive, Newtown, PA	18940
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 215-579-7388

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 7, 2004, CollaGenex Pharmaceuticals, Inc., a Delaware corporation (the “Company”), entered into a stock option agreement with Robert A. Beardsley, Ph.D., pursuant to which the Company granted nonstatutory stock options to purchase shares of the Company’s Common Stock to Dr. Beardsley in connection with his election to the Company’s Board of Directors (discussed in Item 5.02 below). These options were granted pursuant to the Company’s 1996 Non-Employee Director Plan under the following terms: 25,000 nonstatutory stock options with an exercise price equal to the fair market value on the grant date, ten-year duration and vesting in five equal annual installments commencing one year after the date of grant.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective December 7, 2004, Stephen A. Kaplan resigned from the Company’s Board of Directors to focus on other commitments. Mr. Kaplan has served on the Company’s Board of Directors since 1999 as the representative of the holders of the Company’s Series D cumulative convertible preferred stock. Pursuant to the terms of the Certificate of Designation, Preferences and Rights of the Series D Cumulative Convertible Preferred Stock, as amended, the holders of the Company’s Series D preferred stock, acting as a single class, have the right to designate and elect one member of the Company’s Board of Directors. The holders of the Series D preferred stock have exercised such right by designating Robert A. Beardsley, Ph.D. to succeed Mr. Kaplan as a member of the Board of Directors effective December 7, 2004. Dr. Beardsley will serve as a member of the Nominating and Corporate Governance Committee of the Company’s Board of Directors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLLAGENEX PHARMACEUTICALS, INC.

Date: December 9, 2004	By:	/s/ Nancy C. Broadbent
Nancy C. Broadbent
Chief Financial Officer
(Principal Financial Officer)